Exhibit 13
AFBA Investment Management Company


                             SUBSCRIPTION AGREEMENT


AFBA Five Star Fund, Inc.
2440 Pershing Road, Suite G-15
Kansas City, MO  64108

Gentlemen:

         AFBA Investment Management Company hereby agrees to purchase 40,000 shares of common stock (the "Shares") of AFBA Five Star Fund, Inc. (the "Fund") at $10 per share for an aggregate of $400,000. Such purchase is allocated among the Fund's four series of shares as follows:

                                                                         Cost

                  AFBA Five Star Balanced Fund
                    - 10,000 shares @ $10 per share                    $100,000
                  AFBA Five Star Equity Fund
                    - 10,000 shares @ $10 per share                    $100,000
                  AFBA Five Star USA Global Fund
                    - 10,000 shares @ $10 per share                    $100,000
                  AFBA Five Star High Yield Fund
                    - 10,000 shares @ $10 per share                    $100,000

The Fund, by its acknowledgement below, acknowledges receipt of funds in the amount of $400,000 in full payment of the Shares.

         I further advise that in making this purchase, which represents the initial capital of the Fund, such purchase is for investment purposes only and without any present intention of further distributing such shares or presenting them for redemption or repurchase.

                             AFBA Investment Management Co.


                             By: /s/John A. Johnson
                                 John A. Johnson
                                 President


Attest:                      AFBA FIVE STAR FUND, INC.


/s/Martin A. Cramer          By: /s/C.C. Blanton
Martin A. Cramer                 C.C. Blanton
Secretary                        Lt. General, USAF (Ret.)
                                 Chairman of the Board


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